Exhibit 10.6
November 8, 2024

Michael Powell

Dear Michael,

On behalf of Powerfleet, Inc., I am pleased to confirm our offer for full-time employment as Chief Innovation Officer, reporting to Steve Towe, Chief Executive Officer. Your start date will be mutually determined.

You will receive a semi-monthly salary of $16,041.67, which is equivalent to $385,000 on an annual basis. You will be eligible to participate in the Global Leadership Bonus Plan. As part of this Plan, you will be eligible to receive an annual bonus of 50% of your base salary. The Global Leadership Bonus Plan is aligned to Company goals and will be provided to you within 30 days of your start. For this year only on April 1, 2025, you will receive a bonus payment equivalent to 75% of your bonus target ($144,375), assuming you remain an employee in good standing on that date.

Additionally, you will be included in Powerfleet, Inc.’s Long Term Incentive Plan. Under this Plan each fiscal year, you will receive an annual equity grant equivalent to $400,000.00, subject to the terms of the Plan and approval by the Company’s Compensation Committee.

If you are terminated by Powerfleet for any reason other than for Cause, Employee shall be paid, in addition to any regular compensation earned as of the termination date, a severance equal to 3 months of base salary, less required withholdings and deductions, to be paid after the execution of Company’s Separation and General Release Agreement. The Severance Pay will be paid in a lump sum within thirty (30) days of the execution of the Separation Agreement.
During your employment with the Company, you will be entitled to all the Company’s current customary employee benefits, subject to plan eligibility requirements. A highlight of our benefits includes:
1.Health Insurance: Commencing on the first day of employment, you will be eligible to enroll in all of the Company’s benefit offerings including medical, dental, vision, long-term disability, short-term disability, life insurance, cancer care, accident indemnity, flexible spending, and dependent care programs.
2.Company Savings Plan: Within the first month of your employment, you will be automatically enrolled in the Company’s 401(k) plan with the ability to cease participation or change your contribution at any time. The Company currently matches employee contributions up to 3%.
3.Paid Time-Off: Employee shall be eligible to take unlimited Paid Time Off so long as Employee does not unreasonably take excessive time off in a manner that harms Powerfleet, Inc., and so long as Employee’s manager authorizes such time off.

Your employment is contingent upon receipt of proof of eligibility to work in the United States. This offer is additionally contingent upon successful completion of our reference checking processes and background investigation (which may include criminal, consumer credit, driving and check of educational credentials), and your execution and delivery of the Company’s Confidentiality and Non-Competition Agreement.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is "at will." This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment. By signing this letter below, you agree that during your employment and at all times thereafter, you shall not use or disclose, in whole or in part, any of the Company’s or its customers’ or affiliates’ trade secrets, confidential and proprietary information, including without limitation, product information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s CEO. You also will be required to execute the annexed employee non-disclosure, assignment of inventions, and non-solicitation agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter. By executing this letter below, you also represent and warrant to the Company that you are not a party to, or otherwise bound by, any confidentiality, non-solicitation, non-competition or similar agreement that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

Congratulations, Michael! We are excited to have you as part of our team and believe that based on your skills as you have outlined them to us, you will be a positive addition to our team. Please sign and date one copy of this letter and return it to me along with a signed and dated copy of your Employee General Covenants Agreement.

Sincerely,

/s/ Lindsay Estelle Joyce

Lindsay Estelle Joyce
Vice President, Human Resources

/s/ Michael Powell                                11/8/2024
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Michael Powell                                Date